Report of Independent Registered Public Accounting
Firm

The Shareholders and Board of Trustees
KraneShares Trust:

In planning and performing our audits of the financial statements of KraneShares Trust, comprised of the KraneShares Bosera MSCI China A Share ETF,
KraneShares Zacks New China ETF (formerly,
KraneShares CSI New China ETF), KraneShares CSI
China Internet ETF, KraneShares E Fund China
Commercial Paper ETF, and KraneShares FTSE Emerging
Markets Plus ETF (collectively, the Funds), as of and for the year ended March 31, 2017, in accordance with the standards of the Public Company Accounting
Oversight Board (United States), we considered the
Funds internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting.
Accordingly, we express no such opinion.

Management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A companys internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A companys internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the companys assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company
Accounting Oversight Board (United States). However, we noted the following matter involving internal control over financial reporting and its operation that we consider to be a material weakness as defined above. This condition was considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of the Funds for the year ended
March 31, 2017, and this report does not affect our report thereon dated May 30, 2017. Management did not conduct an effective risk assessment process on a periodic basis to assess the effects of changes in business operations and certain contract terms that impact internal control over financial reporting related to accrual of expenses for Trustee Fees. As a result, the Funds did not design and implement effective process level control activities related to the reconciliation of accrued expenses for Trustee Fees. This material weakness resulted in a material misstatement in the preliminary March 31, 2017 financial statements of the KraneShares E Fund
China Commercial Paper ETF that was corrected prior to issuance, and immaterial misstatements in the preliminary March 31, 2017 financial statements of the KraneShares Zacks New China ETF and KraneShares
CSI China Internet ETF that were also corrected prior to issuance. Management has undertaken to implement additional process level controls to remediate the identified control deficiency related to the accrual of expenses for Trustee Fees.
This report is intended solely for the information and use of management and the Board of Trustees of KraneShares Trust and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.


       /s/ KPMG LLP

Philadelphia, Pennsylvania
May 30, 2017